Exhibit 99.01

For Immediate Release

Media Contact:	Investor Contact:
Rhonda O’Banion	Iris Griffin
(803) 345-4575	(803) 217-6642
rhonda.obanion@scana.com	igriffin@scana.com

South Carolina Electric & Gas Company Reaches Preliminary Agreement on Negotiated Nuclear Costs

Cayce, S.C., March 29, 2012... SCANA subsidiary (NYSE:SCG) South Carolina Electric & Gas  Company (SCE&G), Westinghouse Electric Company, and The Shaw Group Inc. have signed a preliminary agreement related to costs for construction of the company’s new nuclear units.  These challenged costs primarily relate to delays in receipt of the combined construction and operating license from the Nuclear Regulatory Commission, rock conditions at the site, design of structural modules and design of the shield building.  SCE&G’s portion of these costs will be $138 million, $50 million less than the upper bound of $188 million originally disclosed.

After considering the impact of this preliminary agreement, along with current escalation rates, the projected cost of the project continues to be lower than the original cost projection approved by the Public Service Commission of South Carolina (SCPSC) in 2009.  SCE&G will seek to update its capital cost schedule with the SCPSC to reflect the impact of this preliminary agreement at the appropriate time.

SCE&G and Santee Cooper are building two 1,117 megawatt nuclear units at the site of the V.C. Summer Nuclear Station near Jenkinsville, S.C.  Under the provisions of the preliminary agreement, having taken into account the delay in receiving the COLs, the two new units are now expected to be completed in 2017 and 2018.

“We are pleased that we were able to resolve these issues through negotiations,” said Kevin Marsh, CEO of SCANA.  “We remain firmly committed to construction of these two units and can now focus on receipt of our license from the NRC and proceeding with full nuclear construction.”

PROFILE

SCE&G is a regulated utility engaged in the generation, transmission, distribution and sale of electricity to approximately 664,000 customers in South Carolina. The company also provides natural gas service to approximately 317,000 customers throughout the state. More information about SCE&G is available at www.sceg.com.

SCANA Corporation, a Fortune 500 company headquartered in Cayce, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses.  Information about SCANA is available on the Company’s website at www.scana.com.

#   #   #